Exhibit 3.18.2

AGREEMENT OF LIMITED PARTNERSHIP

OF

ET SUB-LEHIGH LIMITED PARTNERSHIP

A Delaware Limited Partnership

	6.4.2	Limited Liability	11
6.5	Indemnification: Reimbursement of Expenses; Insurance		11

ARTICLE 7. TRANSFERS OF INTERESTS; WITHDRAWAL			12
7.1	General Partner Transfers		12
7.2	Limited Partner Transfers		12
7.3	Invalid Transfers		12
7.4	Limited Partner Withdrawal		12
7.5	General Partner Withdrawal		12
	7.5.1	Events of Withdrawal	12
	7.5.2	Voluntary Withdrawal	12

ARTICLE 8. DISSOLUTION, WINDING UP AND TERMINATION			12
8.1	Dissolution		12
8.2	Winding Up and Termination.		13
	8.2.1	Distribution Priority	13
	8.2.2	Continued Validity of Agreement	13
8.3	Liquidation of Assets		13
8.4	Final Accounting		14

ARTICLE 9. GENERAL PROVISIONS			14
9.1	Complete Agreement		14
9.2	Amendments		14
	9.2.1	Conditions to Amendments	14
	9.2.2	Amendments Without Limited Partner Approval	14
	9.2.3	Notice of Proposed Amendments	14
9.3	Notices		14
9.4	Severability		15
9.5	Survival of Rights		15
9.6	Governing Law		15
9.7	Terminology and Construction		15
9.8	Counterparts		15
9.9	Further Assurances		15
9.10	No Third-Party Rights		15
9.11	Loans and Other Transactions with Partners and Affiliates		15

THIS AGREEMENT OF LIMITED PARTNERSHIP OF ET SUB-LEHIGH LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), is made as of January 24, 2001, by and among ET Lehigh, LLC, a Delaware limited liability company (the “General Partner”), and ElderTrust Operating Limited Partnership, a Delaware limited partnership (the “Limited Partner” and, with any other parties so admitted in the future, the “Limited Partners”).

WITNESSETH:

WHEREAS, the General Partner and the Limited Partner desire to enter into a limited partnership agreement in accordance with the terms and conditions of this Agreement of Limited Partnership (“Agreement”) and the Delaware Revised Uniform Limited Partnership Act for the purposes hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used herein the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

1.1 “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, as amended from time to time.

1.2 “Additional Capital Contribution” shall mean, with respect to any Partner, the cash and fair market value of other property contributed to the capital of the Partnership by such Partner at any time after formation of the Partnership in accordance with the terms of this Agreement (but not including any Initial Capital Contribution), with respect to the Interest then held by such Partner, but without regard to any distributions made with respect to such Interest.

1.3 “Affiliate” shall mean, with respect to any Person, another Person directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with the Person in question. The term “control” as used in the preceding sentence means, with respect to a Person that is a corporation, partnership or limited liability company, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of, or other interests in, the controlled corporation, partnership or limited liability company, and, with respect to a Person that is not a corporation, partnership or limited liability company, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

1.4 “Agreement” shall mean this Agreement of Limited Partnership, as executed, and as amended, modified, supplemented or restated from time to time.

1.5 “Approval” shall mean, as to any Partner, the prior Notice given by such Partner to all other Partners, or as otherwise provided in this Agreement, of the authorization or consent by such Partner to any decision or action taken or to be taken by the Partnership or any Partner hereunder. Reference to Approval of a majority or any specified percentage in Interest of the

Limited Partners at any time shall mean the Approval of Limited Partners whose Interests represent a majority or such specified percentage, of the Interests of all of the Limited Partners set forth on Schedule A.

1.6 “Capital Contribution” shall mean, with respect to any Partner, such Partner’s Initial Capital Contribution and Additional Capital Contributions, if any.

1.7 “Cash Flow” with respect to any Partnership fiscal period shall mean all cash receipts of the Partnership during such fiscal period (other than contributions to Partnership capital or the proceeds of indebtedness used or to be used in the operation of the Partnership’s business) less (i) all Partnership cash disbursements during such fiscal period as the General Partner shall determine in its sole discretion are necessary for the conduct of the Partnership’s business, and (ii) such other reserves established by the General Partner in its sole discretion during such fiscal period for anticipated Partnership expenses or Partnership debt repayments. Cash Flow shall also include any other Partnership funds, including, without limitation, any amounts previously set aside as reserves by the General Partner, no longer deemed by the General Partner necessary for the conduct of the Partnership’s business.

1.8 “Certificate” shall mean a certificate of limited partnership as required by the Act for formation of the Partnership as a limited partnership under the laws of the State of Delaware, as originally executed, and as amended, modified, supplemented or restated from time to time.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

1.10 “Dissolution” shall have the meaning given such term in Subsection 8.2.1 hereof.

1.11 “Event of Withdrawal” shall mean, as to any General Partner, any withdrawal event described in the Act occurring with respect to such General Partner.

1.12 “Fiscal Year” shall have the meaning given such term in Section 5.3 hereof.

1.13 “General Partner” is identified in the preamble to this Agreement.

1.14 “General Partner Interest” shall mean the Interest of a General Partner.

1.15 “Income” means for each fiscal period, an amount equal to the Partnership’s taxable income, if any, for such fiscal period, determined in accordance with Section 703(a) of the Code, adjusted by any and all adjustments required to be made in order to determine capital account balances, if any, in compliance with Regulations Section 1.704-1(b).

1.16 “Indemnitee” shall have the meaning given such term in Section 6.5 hereof.

1.17 “Initial Capital Contribution” shall mean, with respect to any Partner, the cash and fair market value of other property actually contributed to the capital of the Partnership by that Partner as set forth on Schedule A pursuant to Section 3.1 hereof upon formation of the Partnership with respect to the Interest then held by such Partner.

1.18 “Interest” or “Partnership Interest” shall mean, when used with reference to any Person, the entire ownership interest of such Person in income, gains, losses, deductions, tax credits, distributions and Partnership assets, and all other rights and obligations of such Person under the terms and provisions of this Agreement and the Act. Reference to a majority or a specified percentage in Interest of the Partners shall mean Partners whose Interests represent a majority or such specified percentage, or, in either case, a greater percentage, of the Percentage Interests of all of the Partners.

1.19 “Limited Partner” shall mean the Limited Partner set forth in the preamble and each limited partner hereunder admitted in the future, unless otherwise indicated.

1.20 “Limited Partner Interest” shall mean the Interest of a Limited Partner.

1.21 “Loss” means, for each fiscal period, an amount equal to the Partnership’s taxable loss, if any, for such fiscal period, determined in accordance with Section 703(a) of the Code, adjusted by any and all adjustments required to be made in order to determine capital account balances, if any, in compliance with Regulations Section 1.704-1(b).

1.22 “Notice” shall mean a written communication given in accordance with the provisions of Section 10.3 hereof.

1.23 “Partner” shall mean any General Partner or any Limited Partner, unless otherwise indicated.

1.24 “Partnership” shall mean the limited partnership formed pursuant to this Agreement.

1.25 “Percentage Interest” shall mean, for each Partner, the percentage set forth on Schedule A, as adjusted from time to time as provided in this Agreement.

1.26 “Person” shall mean any individual, partnership, limited liability company, corporation, trust or other entity, or any government or political subdivision, or any agency, department or instrumentality thereof.

1.27 “Proceeding” shall have the meaning given such term in Section 6.5 hereof.

1.28 “Property” means that certain real property known as Lehigh Commons a/k/a Park Lane Commons at Lehigh, located in Macungie, Pennsylvania, and all buildings and improvements now or hereafter located thereon.

1.29 “Regulations” shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations shall be in effect from time to time.

1.30 “Tax Matters Partner” shall have the meaning given such term in Section 6.2.1 hereof.

ARTICLE 2. FORMATION, PURPOSES AND DURATION

2.1 Formation. The Partners hereby agree to constitute themselves a limited partnership pursuant to the Act, effective upon the filing of the Certificate in the office of the Secretary of State of Delaware, solely to carry on the Partnership business and purposes set forth herein. The General Partner shall prepare, execute and file the Certificate in the office of the Secretary of State of Delaware and in such other offices as are required under the Act for formation of the Partnership as a limited partnership thereunder.

2.2 Name. The name of the Partnership shall be ET Sub-Lehigh Limited Partnership. The business of the Partnership shall be conducted solely under such name and all assets of the Partnership shall be held under such name.

2.3 Purpose. The Partnership is organized for the purpose of (i) acquiring, purchasing, selling, exchanging, operating, reconstructing, leasing, assigning, transferring, financing, encumbering and otherwise dealing in or with the Property and any other real property, personal property, equipment, supplies and other items in relation to the purposes stated herein, (ii) doing any and all things permitted by law incident to the foregoing, including, without limitation, borrowing funds, pledging Partnership assets, and dealing with tangible and intangible property of all kinds, (iii) in general, carrying on any other business in connection with the foregoing, or otherwise, and having and exercising all the powers conferred by the laws of the Delaware on limited partnerships, and (iv) transacting any or all lawful business for which a limited partnership may be organized under the laws of Delaware.

2.4 Place of Business. The principal office and place of business of the Partnership shall be located at 101 State Street, suite 100, Kennett Square, Pennsylvania 19348, or at such other place as the General Partner may from time to time designate by Notice given to all of the other Partners.

2.5 Term. The term of the Partnership shall commence upon the filing of the Certificate in the office of the Secretary of State of Delaware, and shall continue thereafter until the Partnership is dissolved, wound up and terminated as provided in this Agreement.

2.6 Registered Agent and Office. The name and address of the registered agent of the Partnership for service of process on the Partnership in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The address of the registered office of the Partnership in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The General Partner, in its sole discretion and by Notice given to the other Partners, and without the Approval of any other Partner, may remove the Partnership’s registered agent and appoint a replacement therefor, may change the Partnership’s registered office, and may effect such amendments to the Certificate as are required under the Act to effect and/or evidence the same.

2.7 Qualification. The Partnership shall qualify and register as a foreign limited partnership and shall file assumed name certificates in each jurisdiction where required by reason of the nature of its business, and shall otherwise file such instruments and documents in such public offices in Delaware and in such other jurisdictions as is necessary in order to give effect to the provisions of this Agreement and to evidence the nature of the Partnership as a limited partnership under the laws of Delaware.

ARTICLE 3. CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions and Percentages. The Partners shall make the Initial Capital Contributions and shall have the Percentage Interests set forth on Schedule A, to this Agreement. At such time from time to time that the General Partner deems it necessary, and without the Approval of any other Partner, the General Partner may make Additional Capital Contributions to the Partnership in such amounts as are determined by the General Partner. The Limited Partner may, but shall not be obligated to, make Additional Capital Contributions to the Partnership. Any Additional Capital Contributions made to the Partnership by a Partner shall, absent agreement to the contrary by all of the Partners, not change or alter the Percentage Interests of the Partners but shall be reflected in the capital account of the contributing Partner or Partners.

3.2 No Interest on Capital. Interest earned on Partnership funds, including contributed capital, shall inure solely to the benefit of the Partnership and no interest shall be paid by the Partnership upon any Capital Contribution to the Partners, or on or with respect to the capital accounts attributable to the Interests held by the Partners, or to any Partner on any undistributed or reinvested income or gains of the Partnership.

3.3 Withdrawal of Capital. Except as expressly provided in this Agreement, no Partner shall be entitled to withdraw any amount of its Capital Contribution nor any amount on account of its capital account, nor shall any Partner receive any distribution from the Partnership, demand or receive any property from the Partnership other than cash, or receive any payments or distributions in respect of its Capital Contributions or capital account or in respect of any undistributed or reinvested income or profits of the Partnership.

ARTICLE 4. DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions. Within 45 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2000, the Partnership shall make a distribution of Cash Flow for such Fiscal Year to the Partners in proportion to their respective Percentage Interests.

4.2 Allocation of Income and Losses. Income and Losses of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests.

4.3 Income Tax Classification. The Partners intend that for federal and state income tax purposes the Partnership is an entity disregarded as separate from the Limited Partner and not an association taxable as a corporation pursuant to Section 7701(a)(2) of the Code and the Regulations promulgated thereunder. The provisions of this Agreement shall be applied and construed in a manner to give full effect to such intent. The Partners shall not file or cause to be filed any election to have the Partnership taxed as a corporation pursuant to Section 7701(a)(2) of the Code. If the Partnership admits additional partners or the General Partner has a member other than the Limited Partner that is considered a partner for federal income tax purposes, the Partners and the Partnership intend that the Partnership will be a partnership for federal and state tax purposes and the Partners and the Partnership shall take all steps necessary, including amending this Agreement, to ensure that the Partnership complies with the rules applicable to an entity treated as a partnership for federal and state tax purposes.

ARTICLE 5. ACCOUNTING AND RECORDS

5.1 Books and Records.

5.1.1 Maintenance. At all times during the term of this Agreement, the General Partner shall cause accurate books and records of account to be maintained for the Partnership in which shall be entered all matters relating to the business and operations of the Partnership. The Partnership’s books and records shall be maintained at the Partnership’s principal place of business. Each Partner, its authorized representatives, and any supervisory or regulatory authority shall have the right to inspect, examine and copy the books, records, files and other documents of the Partnership during normal business hours at the Partnership’s principal place of business.

5.1.2 Recordkeeping. The General Partner shall maintain at the Partnership’s registered office designated pursuant to Section 2.6 each of the following:

(a) A current list of the full name and last known address of each Partner in alphabetical order, identifying General Partner and Limited Partners;

(b) A copy of the Certificate, as amended or restated, together with executed copies of any powers of attorney pursuant to which any Certificate has been executed;

(c) Copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the 3 most recent years;

(d) Copies of this Agreement, as amended or restated;

(e) Copies of any financial statements of the Partnership for the 3 most recent Fiscal Years; and

(f) Copies of any other instruments or documents reflecting matters required to be in writing pursuant to this Agreement.

5.1.3 Method of Accounting. Partnership books and financial records shall be kept in accordance with the accrual method of accounting and as otherwise may be required by law and generally accepted accounting principles, and shall otherwise be adequate to provide each Partner with all such financial information as such Partner shall reasonably require to satisfy the tax and financial reporting obligations of such Partner. Each Partner shall be entitled to any additional information necessary for the Partner to adjust its financial basis statements to federal income tax basis statements (or vice versa) as the Partner’s individual needs may dictate.

5.2 Accounts and Accounting.

5.2.1 Capital Accounts. There shall be established a capital account for each Partner (a “Capital Account”), which shall be determined and maintained throughout the full term of the Partnership in accordance with the capital accounting rules of Regulation Section 1.704-1(b) from time to time in effect. In no event shall any adjustment in the Capital Contributions or Percentage Interest of any Partner be made on account of any adjustment having been made to the Capital Account of such Partner.

5.2.2 Account Balances. Except as otherwise provided in this Agreement, whenever it becomes necessary to ascertain the balance of any Partner’s Capital Account, such determination shall be made after giving effect to all allocations of Partnership income, gains, losses and deductions for the current year, and all distributions for such year, in each case in respect of transactions effected prior to the date as of which such determination is being made.

5.3 Basis Information. Each Partner shall provide to the Partnership all information for the Partnership to determine the tax basis for federal income tax purposes of its interest in any property contributed to the Partnership.

5.4 Fiscal Periods. The Fiscal Year of the Partnership (“Fiscal Year”) shall be the calendar year, except that the first Fiscal Year shall begin on the date that the Partnership commences and the last Fiscal Year shall end on the date that the Partnership terminates.

5.5 Reports. The General Partner shall, at Partnership expense, provide such financial reports throughout the Fiscal Year as the Partners shall reasonably request to evaluate the Partnership’s business. The books of account for the Partnership shall be closed promptly at the end of each Partnership Fiscal Year.

ARTICLE 6. POWERS AND DUTIES OF PARTNERS

6.1 General Partner Power and Authority. The management and control of the Partnership and its business shall be vested exclusively in the General Partner and the General Partner shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Partnership, to carry out any and all of the objects and purposes of the Partnership and to perform all acts and, enter into, perform, negotiate and execute any and all leases, documents, contracts and agreements on behalf of the Partnership that the General Partner, exercising reasonable discretion, deems necessary or desirable (including, without limitation, any mortgage, promissory note or other documents evidencing or securing any loan benefitting the Partnership. The consent or authorization of any Limited Partner shall not be required for any lease, document, contract, agreement, mortgage or promissory note to be the valid and binding obligation of the Partnership.

6.2 Tax Matters Partner.

6.2.1 Tax Matters Partner. The General Partner is designated the tax matters partner (“Tax Matters Partner”) as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law.

6.2.2 Indemnification. The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made to the Partners hereunder, and before any discretionary reserves are set aside by the General Partner. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner, and the provisions hereof limiting the liability of and providing indemnification for the General Partner shall be fully applicable to the Tax Matters Partner in its capacity as such.

6.3 Reimbursement of Costs. The General Partner shall be entitled to receive from the Partnership out of Partnership funds available therefor (including Capital Contributions of the Limited Partners) reimbursement of all amounts expended by the General Partner in payment out of its own funds on behalf or for the benefit of the Partnership.

6.4 Limited Partners.

6.4.1 No Management Rights. Except in the case of a Limited Partner that is also a General Partner (and then only in its capacity as a General Partner within the scope of its authority hereunder), no Limited Partner shall have any right, power or authority to participate in the control or management of the Partnership’s business or affairs, or to act for or bind the Partnership in any way, such right, power and authority being vested solely in the General Partner. Without limiting the foregoing, no Limited Partner shall have the right or authority to be consulted with respect to investment decisions or other Partnership affairs or to vote on matters other than as set forth in this Agreement.

6.4.2 Limited Liability. Except as expressly provided in this Agreement, by the Act or by other applicable law, no Limited Partner shall have any personal liability whatsoever for any debts, liabilities or other obligations of the Partnership, and the liability of a Limited Partner in connection with the Partnership shall be limited to its obligation to make payment of its Capital Contribution as and to the extent provided in this Agreement.

6.5 Indemnification: Reimbursement of Expenses; Insurance. The Partnership may (a) indemnify to the fullest extent permitted by the Act each Partner, each Partner’s Affiliates, and each Partner’s members, partners and officers (each, an “Indemnitee”) in connection with any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, arising in connection with the management or conduct of the business or affairs of the Company or their activities with respect thereto, and (b) pay or reimburse each Indemnitee for expenses incurred by it (1) in advance of the final disposition of a Proceeding to which such Indemnitee was, is or is threatened to be made a party, and (2) in connection with its appearance as a witness or other participation in any Proceeding. The provisions of this Section 6.5 shall not be exclusive of any other right under any law, provision of this Agreement or otherwise. The Partnership may purchase and maintain insurance to protect itself, each Indemnitee and any employee or agent of the Partnership, whether or not the Partnership would have the power to indemnify such person under this Section 6.5. This indemnification obligation shall be limited to the assets of the Partnership and no Partner shall be required to make a capital contribution in respect thereof.

ARTICLE 7. TRANSFERS OF INTERESTS; WITHDRAWAL

7.1 General Partner Transfers. Except as otherwise provided by law, the General Partner shall not transfer all or any part of its Interest to any Person.

7.2 Limited Partner Transfers. Except as otherwise permitted by law, no Limited Partner shall transfer all or any part of its Interest to any Person (including, without limitation, any transfer of all or any part of its Interest to a Person who becomes an Assignee of a beneficial Interest in the Partnership, although not a Substitute Limited Partner) without the consent of the General Partner, which consent may be withheld by the General Partner in its sole discretion.

7.3 Invalid Transfers. Any purported transfer of a Partner Interest made in violation of Article 7 hereof shall be null and void as against the Partnership.

7.4 Limited Partner Withdrawal. No Limited Partner may withdraw as a Partner, nor may a Limited Partner be required to withdraw as a Partner, prior to Dissolution, liquidation, winding-up and termination of the Partnership and its business. The substitution, death, insanity, dissolution (whether voluntary or involuntary), merger, bankruptcy or other change in the ownership or nature of a Limited Partner shall not effect a Dissolution of the Partnership or otherwise affect the Partnership’s existence.

7.5 General Partner Withdrawal.

7.5.1 Events of Withdrawal. Upon the occurrence of an Event of Withdrawal with respect to the General Partner, the Partnership shall dissolve unless, within 90 days after the occurrence thereof, the Limited Partners all agree in writing to continue the Partnership business and to the appointment of one or more Persons as General Partner(s).

7.5.2 Voluntary Withdrawal. The General Partner may not withdraw as a Partner prior to Dissolution, liquidation, winding-up and termination of the Partnership and its business.

ARTICLE 8. DISSOLUTION, WINDING UP AND TERMINATION

8.1 Dissolution. The Partnership shall dissolve upon the occurrence of any of the following events:

(a) Upon Approval of the General Partner and a majority in Interest of the Limited Partners to dissolve the Partnership;

(b) Upon the sale, transfer or distribution of all or substantially all of the Partnership’s assets;

(c) Upon the occurrence of an Event of Withdrawal of the General Partner; or

(d) The entry of a decree of judicial dissolution under the Act by a court of competent jurisdiction.

Notwithstanding the foregoing or anything else in this Agreement, upon Dissolution the Partnership may remain in existence for up to two years after the end of the Fiscal Year during which Dissolution occurs to permit an orderly winding-up of the Partnership’s business and affairs.

8.2 Winding Up and Termination.

8.2.1 Distribution Priority. Upon the dissolution of the Partnership as provided in Section 8.1 hereof (“Dissolution”), the Partnership assets shall be liquidated (except as permitted by Section 8.3 hereof) and the affairs of the Partnership shall be wound up and terminated by the General Partner or, if there is no General Partner, by a liquidating trustee selected by a majority in Interest of the Limited Partners. Upon completion of such liquidation and winding up, but not later than two years after the end of the Fiscal Year during which Dissolution occurs, and after taking into account all capital account adjustments and allocations of income, gains, losses and deductions for the Partnership taxable year during which Dissolution occurs, including, without limitation, the allocation of all income, gains, losses and deductions pursuant to Article 4 hereof that would arise if all Partnership assets to be distributed in kind were sold for their fair market values, the assets of the Partnership shall be liquidated and disposed of and distributed as follows:

(a) First, to the payment of debts and liabilities of the Partnership and expenses of the liquidation and winding up;

(b) Second, to the setting up of any reserves (to be held in a special interest-bearing account) which the General Partner or the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that at the expiration of such time as the General Partner or such trustee shall deem advisable (not to exceed two (2) years from the event which caused Dissolution, except in the case of any litigation matter where the length of time such reserves are maintained shall be determined by the General Partner or the liquidating trustee in its sole discretion), the balance of such reserves remaining after payment of such contingent liabilities shall be distributed in the manner set forth in Subsection 8.2.1(c);

(c) Third, the balance in proportion to the positive balances in the Partners’ capital accounts.

8.2.2 Continued Validity of Agreement. Notwithstanding any Dissolution of the Partnership, prior to such time as the Partnership shall be terminated as provided herein the Partnership’s business and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

8.3 Liquidation of Assets. Notwithstanding the provisions of Section 8.2, if the General Partner or the liquidating trustee shall determine that an immediate sale of all or part of the Partnership assets would cause undue loss to the Partners, then the General Partner or the liquidating trustee may notify the Partners or their representatives of such fact and, to avoid such loss, may defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership not required to satisfy the Partnership’s debts and obligations, or may distribute the Partnership’s assets to the Partners in kind. The General Partner or the liquidating trustee may not so defer liquidation and distribution of Partnership assets, however, to the extent prohibited by the laws of any jurisdiction in which the Partnership is then formed or qualified.

8.4 Final Accounting. The General Partner or the liquidating trustee shall provide to each Partner a financial statement setting forth the assets and liabilities of the Partnership as of the date of Dissolution and all income, gains, losses and deductions realized by the Partnership upon completion of the liquidation of Partnership assets. Upon compliance by the General Partner or the liquidating trustee, as applicable, with the foregoing distribution plan, the General Partner or liquidating trustee shall take such steps as are required under the Act to cancel the Certificate, upon the completion of which the Partnership shall terminate and the Partners shall cease to be such.

ARTICLE 9. GENERAL PROVISIONS

9.1 Complete Agreement. This Agreement (including Schedule A), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof and thereof. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement (including Schedule A and all exhibits). The terms of this Agreement supersede any description of the Partnership appearing in any other document.

9.2 Amendments.

9.2.1 Conditions to Amendments. This Agreement may be amended in whole or in part only with the Approval of the General Partner and a majority in Interest of the Limited Partners.

9.2.2 Amendments Without Limited Partner Approval. The General Partner, without the Approval of any other Partner, may amend Schedule A and may make such other amendments to the Certificate as are required to accurately reflect the names, addresses and Capital Contributions of the Partners and the admission to the Partnership of any Person in accordance with the terms of this Agreement, whether as a General Partner or a Limited Partner.

9.2.3 Notice of Proposed Amendments. The General Partner shall give Notice to each other Partner of any proposed amendment, which Notice shall set forth the text of the proposed amendment.

9.3 Notices. All Notices to the Partners under this Agreement shall be in writing and shall be (i) delivered by personal service, (ii) delivered by courier service, (iii) telecopied or (iv) sent by certified or registered mail, postage prepaid, return receipt requested, to the Partners at the addresses and fax numbers set forth on Schedule A. Except as otherwise expressly set forth herein, each Notice shall be effectively given when delivered at the address or fax number set forth on Schedule A. Any Notice given by telecopier, facsimile or similar means shall be confirmed by hard copy delivered as soon as possible. Rejection or other refusal to accept a Notice or the inability to deliver a Notice because of a changed address or fax number of which no Notice was given as provided herein shall be deemed to be receipt of the Notice sent. By giving to the other parties Notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addressees or addresses for Notices, and each shall have the right to specify as its address for Notices any other address within the United States of America.

9.4 Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

9.5 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective permitted successors and assigns.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to its conflict of law principles; provided that nothing contained herein shall be deemed to limit a party instituting legal proceedings hereunder to any single venue.

9.7 Terminology and Construction. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. Titles of Articles, Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement. All references herein to Articles, Sections, Subsections, clauses and schedules should be deemed references to such parts of this Agreement unless the context otherwise requires.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

9.9 Further Assurances. Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

9.10 No Third-Party Rights. This Agreement shall not (directly, indirectly, contingently or otherwise) confer or be construed as conferring any rights or benefits on any Person that is not named a Partner hereunder.

9.11 Loans and Other Transactions with Partners and Affiliates. From time to time, the Partnership may enter into transactions with, or borrow funds from, a Partner or Affiliate. As a material consideration and inducement for entering into a transaction with, or making a loan to, the Partnership, it is agreed that the Partner or Affiliate, and their respective successors and assigns, or any person, firm or entity acting on behalf of, or on the directions of, such Partner or Affiliate, involved in such transaction or loan, may, at any time and for any reason, exercise and enforce any and all provisions, rights and remedies provided for in the underlying legal documents or available at law or in equity, for such transaction or loan, including, but not limited to, foreclosing on any property of the Partnership pledged as collateral for a loan, initiating adversarial legal proceedings against the Partnership, or taking any other actions which could have an adverse effect on the Partnership or its other Partners or their respective Affiliates. The exercise or enforcement of any such provisions, rights or remedies shall not, under any circumstances, be construed as a breach of any fiduciary duty, legal, equitable or otherwise, owed by the Partner or Affiliate to the Partnership or it Partners or their respective Affiliates, it being expressly understood by all that such provisions, rights and remedies may be exercised and enforced to the fullest extent permitted by applicable law. Neither the Partnership or its Partners or their respective Affiliates shall be entitled to defend against the exercise or enforcement of any such provisions, rights and remedies on any ground relating, directly or indirectly, to the fact that the Partner has an ownership interest in the Partnership or that the Affiliate is affiliated with a Partner of the Partnership. If the Partnership, any Partner or any Affiliate violates or seeks to violate the provisions of this Section by raising such a defense, then, in addition to any other rights available at law or in equity, the defending party shall have the right to plead the provisions of this Section as a waiver, estoppel or other appropriate response or defense to any conflicting allegation or contention.

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership as of the day and year first above written.

GENERAL PARTNER:

ET LEHIGH, LLC

	By:	ElderTrust Operating Limited Partnership, Its Managing Member

		By:	/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr. President and Chief Executive Officer

LIMITED PARTNER:

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:		ElderTrust, Its General Partner

		By:	/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr. President and Chief Executive Officer

SCHEDULE A

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